Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among
MANNINGTON MILLS, INC.
as Buyer
TDG OPERATIONS, LLC
as Seller
and
THE DIXIE GROUP, INC.
as Parent and sole member of Seller
dated as of
September 13, 2021

i
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APPENDICES, SCHEDULES AND EXHIBITS
Appendix I:    Glossary of Defined Terms
Schedule 2.01(a):    Tangible Personal Property
Schedule 2.01(b):    Inventory
Schedule 2.01(c):    Intellectual Property Assets
Schedule 2.01(e):    Assigned Contracts
Schedule 2.03:    Customer Deposits
Schedule 2.05: Wire Instructions
Schedule 3.02(a)(xii):    Third Party Consents
Schedule 6.01(a):    Transferred Employees
Disclosure Schedules

Exhibit A – Escrow Agreement
Exhibit B -- Bill of Sale
Exhibit C -- Assignment and Assumption Agreement
Exhibit D -- Intellectual Property Assignment
Exhibit E -- Transition Services Agreement

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ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of September 13, 2021, is entered into by and among Mannington Mills, Inc., a New Jersey corporation (“Buyer”), TDG Operations, LLC, a Georgia limited liability company (“Seller”) and The Dixie Group, Inc., a Tennessee corporation and the parent company and sole member of Seller (“Parent”).
RECITALS
WHEREAS, Seller is engaged in the business of manufacturing, selling and distributing floorcovering products to high-end residential and commercial customers;
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and acquire from Seller, certain of Seller’s assets and properties used or held for use in connection with the design, development, manufacture, marketing, promotion, sale, distribution or other disposition of Seller’s Atlas/Masland commercial flooring products (the “Commercial Business”), on the terms and conditions set forth herein; and
WHEREAS, Parent owns all of the equity interests in the Seller and will receive significant benefit as a result of the consummation of the transactions contemplated by this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
Article I
DEFINITIONS; CONSTRUCTION
Section 1.01    Definitions. Capitalized terms used in this Agreement shall have the     meanings ascribed to them in the Glossary attached hereto as Appendix I.
Section 1.02    Construction. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is used in the inclusive sense (i.e. and/or) and is not exclusive; (c) words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires; and (d) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any

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instrument to be drafted. The Appendices, Schedules, Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Article IIPURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller (collectively, the “Purchased Assets”):
(a)the equipment, machinery, tools, packaging, parts, inventory identified on Schedule 2.01(a) (collectively, the “Tangible Personal Property”);
(b)the inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories identified on Schedule 2.01(b) (collectively, the “Inventory”);
(c)the Intellectual Property listed on Schedule 2.01(c) (collectively, “Intellectual Property Assets”);
(d)the Contracts (including purchase orders) identified on Schedule 2.01(d) (collectively, the “Assigned Contracts”);
(e)all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Commercial Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(f)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(g)originals, or where not available, copies, of all books and records relating to the Commercial Business, the Purchased Assets or the Assumed Liabilities, including to the extent existing and available, machinery and equipment maintenance files, customer lists (including all customers of the Commercial Business that purchased products or services from Seller or its Affiliates or distributors during the 3 year period prior to the Closing Date), customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), product specifications, design files and information, new product pipeline, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material, research and files (collectively, “Books and Records”); and

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(h)all goodwill and the going concern value associated with the Commercial Business, the Purchased Assets or the Assumed Liabilities.
Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of Seller (collectively, the “Excluded Assets”):
(a)cash and cash equivalents;
(b)inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Commercial Business that is not identified on Schedule 2.01(b) (the “Excluded Inventory”);
(c)accounts and notes receivable, including intercompany accounts receivable and debts;
(d)Contracts that are not Assigned Contracts (the “Excluded Contracts”);
(e)employees of the Seller, other than the Transferred Employees;
(f)corporate seals, organizational documents, minute books, stock record books, Tax Returns, books of account or other records bearing no relationship to the Commercial Business, the Purchased Assets or the Assumed Liabilities;
(g)direct or indirect ownership interests in any Subsidiary of Seller;
(h)Benefit Plans and assets attributable thereto;
(i)refunds, claims for refunds and rights to receive refunds with respect to any and all Taxes of Seller or any of its Affiliates;
(j)any insurance proceeds with respect to business interruption and cybersecurity claims;
(k)the rights that accrue or will accrue to Seller under this Agreement and the other Transaction Documents; and
(l)any other assets of Seller not otherwise set forth in Section 2.01.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge Seller’s Liabilities under the Assigned Contracts, including Seller’s obligations with respect to customer deposits collected and retained by Seller in connection with purchase orders included in the Assigned Contracts (“Customer Deposits”), but only to the extent that (a) such Liabilities (i) arise and relate to periods after the Effective Time (provided that the limitation set forth in this clause (i) does not apply to purchase orders included in the Assigned Contracts), and (ii) do not arise from or relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation by Seller on or prior to the Closing; and (b) with

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respect to Customer Deposits, such Customer Deposits (including the full amount thereof) are correctly listed on Schedule 2.03 hereto (collectively, the “Assumed Liabilities”).
Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities include, but are not limited to, all of the following Liabilities:
(a)any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)any Liability for (i) Taxes of Seller (or any Affiliate of Seller) or relating to the Commercial Business, the Purchased Assets, the Excluded Assets, the Excluded Liabilities or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby that are the responsibility of Seller pursuant to Section 6.06 or Section 6.07; or (iii) other Taxes of Seller (or any Affiliate of Seller) of any kind or description, including any Liability for Taxes of Seller (or any Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law;
(c)any Liabilities relating to or arising out of the Excluded Assets;
(d)any Liabilities (other than the Assumed Liabilities) arising out of, relating to or otherwise in respect of the ownership or operation of the Commercial Business or the Purchased Assets on or prior to the Closing Date or to actions, omissions, events, occurrences or circumstances occurring or arising on or prior to the Closing Date;
(e)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products shipped and invoiced by Seller;
(f)any recall, design defect or similar claims of any products shipped and invoiced by Seller;
(g)any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

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(h)any Liabilities of Seller to or with respect to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
(i)any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;
(j)any trade accounts payable of Seller;
(k)any Liabilities of the Commercial Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Commercial Business’ customers to Seller on or before the Closing; (ii) did not arise in the Ordinary Course of Business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(l)any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);
(m)any Liabilities under the Excluded Contracts or any other Contracts (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;
(n)any Liabilities associated with debt, loans or credit facilities of Seller and/or the Commercial Business owing to financial institutions or any other Person; and
(o)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.
Section 2.05    Purchase Price; Payment. The aggregate purchase price for the Purchased Assets shall be Twenty Million Five Hundred Thousand Dollars ($20,500,000) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. Subject to Closing, the Purchase Price shall be payable by the Buyer immediately upon Buyer’s receipt of the Payoff Letter as follows:
(a)Eighteen Million Four Hundred Fifty Thousand Dollars ($18,450,000) shall be paid to the Seller by wire transfer of immediately available funds to the Fifth Third Bank account specified in Schedule 2.05(a) hereto (the “Payoff Payment”); and

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(b)Two Million Fifty Thousand Dollars ($2,050,000) (the “Escrow Amount”), shall be paid to Pinnacle Bank (the “Escrow Agent”) by wire transfer of immediately available funds to the account specified in Schedule 2.05(b) hereto, to be held in escrow by the Escrow Agent in a segregated escrow account (the “Escrow Account”) until released and disbursed in accordance with the terms and conditions of the escrow agreement executed at or prior to the Closing by Buyer, Seller and the Escrow Agent, a copy of which is attached hereto attached hereto as Exhibit A (the “Escrow Agreement”).
Section 2.06    Allocation of Purchase Price. Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller an allocation schedule allocating the Purchase Price and the Assumed Liabilities (plus other relevant items) among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Section 1060 of the Code (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within five (5) Business Days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. Seller and Buyer and their respective Affiliates shall prepare and file all Tax Returns required to be filed with any Tax Authority in a manner consistent with the Allocation Schedule, and shall take no position inconsistent with the Allocation Schedule in any Tax Return, any proceeding before any Tax Authority or otherwise (in each case, unless required to do otherwise pursuant to a “determination” as defined in Section 1313 of the Code). In the event that the Allocation Schedule is disputed by any Tax Authority, the Person receiving notice of such dispute shall promptly notify and consult with the other parties concerning resolution of such dispute.
Section 2.07    Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset may not be sold, assigned, transferred or delivered to Buyer without the consent or waiver of another Person which has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) and waiver(s) as promptly as possible. If any such consent or waiver shall not be obtained or if any attempted sale, assignment, transfer or delivery of any Purchased Asset would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not acquire the full benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder, and shall cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Without limiting the foregoing, at Buyer’s reasonable request Seller shall (a) cooperate in any lawful arrangement proposed by Buyer under which Buyer (or its designee(s)) would obtain the economic, operational and other benefits of any such Purchased Asset and assume any related economic burden thereunder; (b) enforce for the benefit of Buyer and as reasonably directed by Buyer Seller’s rights under such Purchased Asset as if such Purchased Asset had been sold, conveyed, assigned and delivered to Buyer, including in the name of Seller as party to such Purchased Asset or otherwise as Buyer shall specify; (c) permit Buyer to enforce any rights arising with respect thereto; and (d) promptly pay to Buyer all income, proceeds and other

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monies received by Seller from third parties to the extent related to Buyer’s intended rights under such Purchased Asset as contemplated by this Section 2.07. Once such consent, authorization, approval, waiver, notice or novation is obtained or made, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent or waiver relates for no additional consideration.
Section 2.08    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer shall be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.
Article IIICLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and instruments via mail, courier, e-mail and/or telecopy on the date of this Agreement (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m., Eastern time, on the Closing Date (the “Effective Time”).
SEction 3.02    Closing Deliverables.
(a)At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:
(i)the Escrow Agreement, duly executed by Seller;
(ii)a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”), duly executed by Seller;
(iii)an assignment and assumption agreement with respect to the Assigned Contracts in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;
(iv)an assignment in the form of Exhibit D hereto (the “Intellectual Property Assignment”), duly executed by Seller;
(v)a transition services agreement in the form of Exhibit E hereto (the “Transition Services Agreement”), duly executed by Seller;
(vi)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers

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of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
(vii)a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Parent is not a foreign person within the meaning of Section 1445 of the Code, in form and substance satisfactory to the Buyer and duly executed by Parent;
(viii)written evidence, in form satisfactory to Buyer in its sole discretion, that all Encumbrances on, affecting or relating to the Purchased Assets have been discharged and released in full;
(ix)Tax Clearance Certificate for the Seller from the Department of Revenue of the State of Georgia;
(x)Tax Clearance Certificate for the Seller from the Department of Revenue of the State of Alabama;
(xi)Tax Clearance Certificate for the Parent from the Department of Revenue of the State of Alabama;
(xii)all consents, waivers, authorizations and approvals of any Person required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby that are set forth on Schedule 3.2(a)(xii); and
(xiii)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(b)At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:
(i)the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(ii)the Assignment and Assumption Agreement, duly executed by Buyer;
(iii)the Transition Services Agreement, duly executed by Buyer.
Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and Parent, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the Effective Time.

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Section 4.01    Organization and Qualification of Seller and Parent. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia. Seller has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to operate and carry on the Commercial Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Commercial Business as currently conducted makes such licensing or qualification necessary. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is required to be licensed or qualified to do business. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Parent has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to operate and carry on its business as currently conducted.
Section 4.02    Authority of Seller and Parent. Each of Seller and Parent has all requisite corporate or limited liability company (as applicable) power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller and Parent of this Agreement and any other Transaction Document to which it is a party, the performance by Seller and Parent of their respective obligations hereunder and thereunder and the consummation by Seller and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company (as applicable) action. This Agreement has been duly executed and delivered by Seller and Parent, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller and Parent enforceable against Seller and Parent in accordance with its terms, except as enforcement may be subject to the Enforceability Exceptions. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as enforcement may be subject to the Enforceability Exceptions.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Seller and Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, operating agreement or other organizational documents of Seller or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, Parent, the Commercial Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller or Parent is a party or by which Seller or Parent is bound or to which the Commercial Business or any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by

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or with respect to Seller or Parent in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.04    Financial Information; Undisclosed Liabilities. Parent and Seller have made available to Buyer the financial information and reports relating to the Commercial Business, the Purchased Assets and the Assumed Liabilities listed in Section 4.04 of the Disclosure Schedules, correct copies of which are located in the Data Room in the folder entitled “Financial Information” (the “Financial Information”). The Financial Information is based on the Books and Records of the Commercial Business, is true and correct in all material respects, and fairly presents the results of the operations of the Commercial Business for the periods indicated. Except as set forth in Section 4.04 of the Disclosure Schedules, Seller has no Liabilities with respect to the Commercial Business or the Purchased Assets except those that have been incurred in the Ordinary Course of Business (none of which is unusual in nature or amount or is a Liability resulting from noncompliance with any applicable Laws or Permits, breach of a Contract, breach of warranty, tort, infringement or misappropriation or any Action relating to any of the foregoing).
Section 4.05    Absence of Certain Changes, Events and Conditions. Since December 31, 2020, Seller has operated the Commercial Business in the Ordinary Course of Business. Except as set forth in Section 4.05 of the Disclosure Schedule, since December 31, 2020, there has not been, with respect to the Commercial Business, any of the Purchased Assets or any of the Assumed Liabilities, any:
(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)change in the policies of Seller regarding customer deposits required by Seller with respect to purchase orders received by Seller in connection with the Commercial Business;
(c)material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(d)settlement or compromise, or offer or proposal to settle or compromise, any Action, or release, dismissal or other disposition of any Action, relating to or that has affected or could reasonably be expected to affect the Commercial Business; or
(e)Contract to do any of the foregoing, or any action or omission that would be reasonably expected to result in any of the foregoing.
Section 4.06    Contracts.
(a)Section 4.06(a) of the Disclosure Schedules lists all of the Contracts (i) to which the Seller or any of its Affiliates is a party that relate to the Commercial Business, the Purchased Assets or the Assumed Liabilities, or (ii) by which the Commercial Business or any of the Purchased Assets is bound or affected (in each case other than Contracts involving payments or other consideration of less than $25,000 in the aggregate

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and that are otherwise not material to the Commercial Business, the Purchased Assets or the Assumed Liabilities), including, without limitation, all Contracts with Material Customers and Material Suppliers, Shared Contracts and other Contracts that are material to the Purchased Assets, the Assumed Liabilities or the operation of the Commercial Business (the “Material Contracts”). Complete and correct copies of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) and detailed written summaries of the terms and conditions of each unwritten Material Contract have been made available to Buyer.
(b)Each Assigned Contract is valid and binding on the parties thereto, in full force and effect and enforceable by the Seller in accordance with its terms (except as enforcement may be limited by or subject to the Enforceability Exceptions). None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would (i) constitute an event of default under any Assigned Contract, (ii) constitute an indemnifiable loss under any Assigned Contract, (iii) result in a termination of an Assigned Contract, or (iv) cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under any Assigned Contract. There are no material disputes pending or threatened with respect to any Assigned Contract.
Section 4.07    Title to Purchased Assets. Seller is the sole owner of all right, title and interest in and to all the Purchased Assets and has, and will assign and transfer to Buyer at Closing, good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of all Encumbrances.
Section 4.08    Condition and Sufficiency of Assets. All of the Tangible Personal Property included in the Purchased Assets is in good operating condition and repair and is adequate for the respective purposes for which it is being used. None of the Tangible Personal Property included in the Purchased Assets is in need of replacement, maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 4.09    Intentionally omitted.
Section 4.10    Intellectual Property.
(a)Seller owns or has adequate, valid and enforceable rights to use all of the Intellectual Property Assets, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Intellectual Property Assets, or restricting the licensing thereof to any person or entity. Section 4.10(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable, the title, mark or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status. With respect to the registered Intellectual Property Assets listed on

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Section 4.10(a) of the Disclosure Schedules, (A) all such Intellectual Property is valid, subsisting and in full force and effect; and (B) Seller has paid all maintenance fees and made all filings required to maintain Seller’s ownership thereof.
(b)Seller’s prior and current use of the Intellectual Property Assets has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Intellectual Property Assets. To the Knowledge of Seller, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Intellectual Property Assets. Neither Seller nor any Affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any infringement, misappropriation, dilution or other violation of any of the Intellectual Property Assets.
Section 4.11    Customers and Suppliers.
(a)Section 4.11(a) of the Disclosure Schedules sets forth (i) a true and complete list of each customer of the Commercial Business that has paid aggregate consideration to Seller for goods or services purchased from the Commercial Business in an amount greater than or equal to (y) $100,000 for the fiscal year ended December 31, 2020, or (z) $50,000 for the six (6) month period ending on June 30, 2021 (collectively, the “Material Customers”); and (ii) the aggregate dollar amount of products and services purchased from the Commercial Business by each such Material Customer during such period. Seller has not received any notice, and has no reason to believe, that any Material Customer intends to or will cease to purchase or materially reduce its purchases of goods or services from the Commercial Business or otherwise materially alter (in a manner adverse to the Commercial Business) its relationship with the Commercial Business.
(b)Section 4.11(b) of the Disclosure Schedules sets forth (i) each supplier to which the Seller has paid consideration for goods or services rendered exclusively to the Commercial Business in an amount equal to or greater than (y) $100,000 for the fiscal year ended December 31, 2020, or (z) $50,000 for the six (6) month period ending on June 30, 2021 (collectively, the “Material Suppliers”), and (ii) the nature and amount of Seller’s purchases from each Material Supplier during such periods. Except as set forth on Section 4.11(b) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any Material Supplier has ceased, or to the Knowledge of Seller, intends to cease, to supply goods or services to the Commercial Business or to otherwise terminate or materially reduce its relationship with the Commercial Business. Except as described in Section 4.11(b) of the Disclosure Schedules, there has not been any material disruption in the supply from any Material Supplier during the past two years.
Section 4.12    Inventory. Except for Inventory having a value set forth on Schedule 2.01(b) which has been written down to its fair market value in accordance with Seller’s inventory reserve policies, all of the Inventory consists of items usable and salable in the Ordinary Course of Business of

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the Commercial Business that were acquired or manufactured by the Seller prior to the Closing Date. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The aggregate value of the Inventory is $11,500,000. All items of Inventory listed on Schedule 2.01(b) have been valued at Seller’s cost, except for items that are obsolete, damaged, defective or slow-moving or that are otherwise not first quality items, all of which have been written off or written down to fair market value in accordance with Seller’s inventory reserve policies.
Section 4.13    Insurance. The insurance policies held by Seller and its Affiliates are of the type and in the amounts customarily carried by Persons conducting a business similar to the Commercial Business and are sufficient for compliance with all applicable Laws and Contracts relating to the Commercial Business to which Seller or any of its Affiliates is a party or by which it is bound. Section 4.13 of the Disclosure Schedules sets forth a list of all pending claims and the claims history for Seller and its Affiliates relating to or affecting the Commercial Business and the Purchased Assets for the past two (2) years.
Section 4.14    Legal Proceedings; Governmental Orders.
(a)Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any of its Affiliates (a) relating to or affecting the Commercial Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Seller, no event has occurred or circumstances exist that that could be reasonably expected give rise to, or serve as a basis for, any such Action. Except as set forth in Section 4.14(a) of the Disclosure Schedules, in the past five (5) years, neither Seller nor any of its Affiliates has been subject to any Action relating to or affecting the Commercial Business, the Purchased Assets or the Assumed Liabilities nor has Seller or any of its Affiliates settled any threatened Action relating to or affecting the Commercial Business, the Purchased Assets or the Assumed Liabilities.
(b)Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Commercial Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.14(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 4.15    Compliance with Laws. The operation of the Commercial Business by Seller and each of its Affiliates is in compliance in all material respects with all Laws and Governmental Orders applicable to Seller and its Affiliates and the operation of the Commercial Business. Neither Seller nor any of its Affiliates has received any notice or communication, whether written or oral, of any material noncompliance with any such Laws or Governmental Orders.
Section 4.16    Employee Benefit Matters. Each Benefit Plan of Seller and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). All benefits, contributions and premiums relating to

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each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
Section 4.17    Employment Matters.
(a)Section 4.17(a) of the Disclosure Schedules sets forth for each Transferred Employee the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions and bonuses payable to all Transferred Employees for services performed on or prior to the date hereof have been paid in full or will be paid in a timely manner when due or otherwise in accordance with any applicable Benefit Plan, and except for commissions earned in the Ordinary Course of Business (which will be paid in full when due), there are no outstanding agreements, understandings or commitments of Seller with or to any Transferred Employee with respect to any compensation, commissions or bonuses.
(b)Seller is and has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Commercial Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any Transferred Employee, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.
(c)Seller and its Affiliates have complied with the WARN Act and other applicable Laws pertaining to mass layoff and plant closings.
Section 4.18    Taxes. Except as set forth in Section 4.18 of the Disclosure Schedules:
(a)All Tax Returns required to be filed by Seller and its Affiliates with respect to the Commercial Business or the Purchased Assets for any Pre-Closing Tax

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Period have been, or will be, timely filed with the appropriate Governmental Authority. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller and its Affiliates (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)Seller and its Affiliates have complied in all material respects with all applicable Laws relating to the filing of Tax Returns and the payment and withholding of Taxes and has properly and timely withheld and paid to the appropriate Governmental Authority each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, customer, shareholder, Affiliate, customer, supplier or other Person, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(c)There are no pending or threatened Actions against Seller or any of its Affiliates by any Tax Authority relating to the Commercial Business or the Purchased Assets. There are no Encumbrances for Taxes on any of the Purchased Assets nor, to Seller's Knowledge, is any Tax Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
Section 4.19    Products.
(a)Each product made, manufactured, distributed and sold by Seller or any of its Affiliates or agents, distributors or others acting on behalf of Seller or any of its Affiliates in connection with the Commercial Business (each a “Product” and collectively the “Products”) and, to the Knowledge of Seller after having made all due inquiries of the suppliers of the Commercial Business, each suppliers’ products used in the manufacture of the Products (the “Supplier Products” and each a “Supplier Product”), (i) have been designed, manufactured, packaged, labeled and sold in compliance with all applicable Laws and industry standards and Seller has not received notice of any alleged noncompliance with any such Law or standard, (ii) complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Authority, and (iii) conforms to any warranties, promises or affirmations of fact made on the container or label for such product or in connection with its sale.
(b)There is no design defect with respect to any Product and, to the Knowledge of Seller after having made all due inquiries of the suppliers of the Commercial Business, any Supplier Product. There have been no Product or Supplier Product recalls (whether voluntary or involuntary) in the past two (2) years and there are no circumstances with respect to any Product or, to the Knowledge of Seller after having made all due inquiries of the suppliers of the Business, any Supplier Product, that would reasonably be expected to result in a Product or Supplier Product recall (whether voluntary or involuntary).

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(c)Except to the extent reflected in Section 4.19 of the Disclosure Schedules, (i) neither Seller nor any of its Affiliates has any liability for replacement or repair of any Products manufactured, sold, leased or delivered by, or services in connection with the Commercial Business provided by, Seller or any of its Affiliates or any Person acting on behalf of Seller or any of its Affiliates or other damages in connection therewith, and (ii) neither Seller nor any of its Affiliates has any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, or delivered by, or any service provided by, Seller or any Person acting on behalf of Seller in connection with the Commercial Business. Neither Seller nor any of its Affiliates has received notice of any material product liability or other claim against Seller or any of its Affiliates alleging that any Product or any service provided by Seller or any Person acting on behalf of Seller in connection with the Commercial Business is defective or fails to satisfy any contractual commitment or express or implied warranty.
Section 4.20    Anti-Corruption / OFAC / Anti-Money Laundering / Export Controls.
(a)Neither Seller nor any of its Affiliates, nor any of their respective Representatives, nor to the Knowledge of Seller, any other Persons that act for or on behalf of Seller or any of its Affiliates has in the past five (5) years in connection with or relating to the Commercial Business, violated the FCPA or any other applicable anti-bribery law (collectively, the “Anti-Corruption Laws”). Seller has in place and maintains policies, procedures and controls with respect to the Commercial Business that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws in each jurisdiction in which Commercial Business operates.
(b)In the past five (5) years, neither Seller nor any of its Affiliates, nor any of their respective Representatives, nor to the Knowledge of Seller, any other Persons that act for or on behalf of Seller or any of its Affiliates, in connection with or relating to the Commercial Business, (i) has offered, promised, given or authorized the giving or will offer, promise, give or authorize the giving of money or anything else of value, whether directly or through another Person, to (A) any Public Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Public Official, in each of clauses (A) and (B) for the purpose of unlawfully influencing any action or decision of the Public Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Public Official to use his or her influence with any Governmental Authority to affect or influence any official act; or (ii) has made or authorized any other Person to make any unlawful payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of clauses (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of the existence of or a high probability of the existence of such conduct, circumstances or results. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative,

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administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office.
(c)There is no pending or threatened investigation, inquiry, or enforcement Actions against Seller or any of its Affiliates by any Governmental Authority or any customer of the Commercial Business regarding any offense or alleged offense under any Anti-Corruption Law.
(d)Neither Seller nor any of its Affiliates, nor any of their respective Representatives, nor to the Knowledge of Seller, any other Persons that act for or on behalf of Seller or any of its Affiliates has violated laws and regulations imposing economic sanctions measures administered by the U.S. Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (including the designation as a “Specially Designated National or Blocked Person” thereunder) or Her Majesty’s Treasury or otherwise. Neither Seller nor any of its Affiliates, nor any of their respective Representatives, nor to the Knowledge of Seller, any other Persons that act for or on behalf of Seller or any of its Affiliates, is a Person that is designated as a Specially Designated National or Blocked Person by OFAC. Neither Seller nor any of its Affiliates, nor any of their respective Representatives, nor to the Knowledge of Seller, any other Persons that act for or on behalf of Seller or any of its Affiliates, is, or is owned or controlled by one or more Persons that are: (i) the target of any sanctions administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. In the past five (5) years, neither Seller nor any of its Affiliates, has engaged in, or is now engaged in, directly or to the Knowledge of Seller, indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the target of Sanctions, in each case to the extent prohibited by Sanctions.
(e)The Commercial Business has been conducted in material compliance with all applicable anti-money laundering and financial record-keeping and reporting Laws. Seller has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect in the transactions and dispositions of the Commercial Business, and (ii) internal accounting controls reasonably designed to provide reasonable assurances that all transactions and access to assets of the Commercial Business were, have been and are executed only in accordance with management’s general or specific authorization.
(f)There is no pending or threatened Action against the Seller or any of its Affiliates regarding any actual or possible violation of any anti-money laundering or financial record-keeping and reporting Laws, and in the past five (5) years there has not been any such Action.

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(g)In the past five (5) years, Seller has conducted the import, export and trade transactions in connection with or relating to the Commercial Business in compliance with United States export control and sanctions laws, the import and export laws and regulations administered by Customs and Border Protection in the United States Department of Homeland Security, and export, sanctions, and customs Laws of the other countries (collectively, “International Trade Laws”).
(h)In the past five (5) years, neither Seller nor any of its Affiliates, nor any of their respective Representatives, nor to the Knowledge of Seller, any other Persons that act for or on behalf of Seller or any of its Affiliates, has received any written or, to the Knowledge of Seller, oral, notice of noncompliance, formal complaint or warning from any Governmental Authority with respect to its compliance with International Trade Laws in connection with the Commercial Business.
(i)In the past five (5) years, neither Seller nor any of its Affiliates have sold, exported, reexported, imported, transferred, or diverted any products, software, encryption related source code, object code, or technology (including products derived from or based on such technology) in connection with the Commercial Business to or from any destination, entity, or Person, without obtaining prior authorization from the competent Governmental Authorities where required by any International Trade Laws.
Section 4.21    Solvency. Seller is not, and after giving effect to the consummation of the transactions contemplated by this Agreement will not be, “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law. Upon the consummation of the transactions contemplated by this Agreement, the Seller will be solvent and will: (a) have adequate capital to carry on its business; (b) own assets that have a fair saleable value greater than the currently due Liabilities (including a reasonable estimate of the amount of all contingent Liabilities reasonably expected to become actual and mature); and (c) not have incurred liabilities beyond its ability to pay such Liabilities as such Liabilities mature. The Seller is not entering into this Agreement and consummating the transactions contemplated hereby with the intent to defraud, delay or hinder any of Seller’s creditors. The transactions contemplated by this Agreement do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of any of Seller whatsoever to any of the Purchased Assets after the Closing.
Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon any agreement or arrangement made by or on behalf of Seller or any of its Affiliates.
Section 4.23    Full Disclosure. No representation or warranty by Seller or Parent in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Article V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.01    Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New Jersey.
Section 5.02    Authority of Buyer. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be subject to the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforcement may be subject to the Enforceability Exceptions.
Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon any agreement or arrangement made by or on behalf of Buyer.
Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or

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otherwise delay the transactions contemplated by this Agreement. To the knowledge of Buyer, no event has occurred or circumstances exist that that could be reasonably expected give rise to, or serve as a basis for, any such Action.
Article VI
COVENANTS
Section 6.01    Employees.
(a)Effective on the Closing Date, Seller shall terminate all employees of the Commercial Business listed on Schedule 6.01 hereto who are employed by the Seller on the Closing Date, and Buyer shall offer employment to such employees on an “at will” basis, subject to Buyer’s standard policies and procedures and on such terms and conditions (including position, title, duties, compensation and benefits) as the Buyer may, in its sole discretion, determine. Such individuals who accept such offer by the Closing Date and commence employment with Buyer are referred to in this Agreement as “Transferred Employees.” Seller shall bear any and all obligations and liability under the WARN Act and any other applicable Laws pertaining to mass layoff and plant closings resulting solely from Seller’s termination of employees of the Commercial Business.
(b)Seller shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Commercial Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons in a timely manner when due and in accordance with any applicable Benefit Plan.
(c)Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Commercial Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Commercial Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
Section 6.02    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence any and all confidential or proprietary information solely concerning the Commercial Business, whether written or oral, except to the extent that Seller can show that such information is generally available to and known by the public through no wrongful act, fault or negligence of Seller or any of its Affiliates or Representatives. If Seller or any of its Affiliates or

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Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.02. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any of its Affiliates or Representatives is, on the written advice of legal counsel, required to disclose any confidential information in any legal or administrative proceeding or by other requirements of Law, such party shall disclose only that portion of such information which such party is advised by its legal counsel in writing is legally required to be disclosed; provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.03    Noncompetition; Nonsolicitation.
(a)For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, (i) engage in or assist others in engaging in any Restricted Business anywhere in the Territory; (ii) participate in any way in, or be associated in any way with or have any interest of any nature whatsoever (financial or otherwise) in any Person that engages directly or indirectly in, any Restricted Business anywhere in the Territory in any capacity, including, as a partner, shareholder, member, officer, director, manager, employee, principal, investor, advisor, lender, guarantor, agent, trustee, or consultant; (iii) call upon, solicit, divert, attempt to solicit or divert, or conduct or carry on any business with any of the current or potential customers of the Commercial Business for the benefit of any Restricted Business ; or (iv) interfere or attempt to interfere with any business relationship between the Commercial Business and any current or potential customer or supplier of the Commercial Business or any other Person with which the Buyer has a business relationship. Notwithstanding the foregoing, Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange that engages, directly or indirectly, in any Restricted Business anywhere in the Territory if the Seller or such Affiliate is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person. In addition, notwithstanding the foregoing, (i) for a period not to exceed 150 days following the Closing Date, Seller may continue to sell or distribute the commercial flooring products listed on Schedule 6.03(a) pursuant to its Masland Energy mainstreet program through its residential sales force to customers whose primary business is residential sales; and (ii) Seller may continue to sell or distribute indefinitely commercial flooring products that are not listed on Schedule 6.03(a) through any mainstreet program then existing utilizing its residential sales force to customers whose primary business is residential. Seller may also dispose of the Excluded Inventory as second quality or obsolete off goods through customary channels at discounted prices indefinitely until such goods have been completely sold or otherwise disposed.
(b)During the Restricted Period, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, either for its own account or for the account of any

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other Person, solicit for employment or hire any employee of the Commercial Business or encourage, induce, solicit or endeavor to cause any such employee to leave such employment or hire any such employee who has left such employment; provided that nothing in this Section 6.03(b) shall prevent Seller or any of its Affiliates from soliciting or hiring any employee whose employment with the Commercial Business has been terminated more than one (1) year prior to the time of the solicitation or hiring of such employee by the Seller or its Affiliate.
(c)Seller acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post bond.
(d)Seller acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.04    Public Announcements. Unless otherwise required (based on the written advice of counsel) by applicable Law or stock exchange rules or regulations, neither Buyer nor Seller shall, and each shall cause its Affiliates not to, issue, publish or make any press release, website posting or other public announcement or statement or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party in each instance (such consent not to be unreasonably withheld, conditioned or delayed). If either party determines, based on advice of counsel, that such party or any of its Affiliates is required by applicable Law or stock exchange rules or regulations to issue a press release or other public announcement or statement regarding this Agreement or the transactions contemplated hereby, such party shall (a) give the other party (whether or not such other party is named in such release or statement) such prior written notice as may be practicable in the circumstances to allow the other party to comment on such release, announcement or statement in advance of such issuance, (b) consider in good faith any comments provided by such other party to such release, announcement or statement and

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(c) after such release, announcement or statement, provide the other party with a copy thereof (or summary thereof in the case of oral statements). If either party or any of its Affiliates determines, based on the advice of its counsel, that this Agreement or any of the other Transaction Documents must be publicly filed with a Governmental Entity, then such party or its applicable Affiliate, prior to making any such filing, shall provide the other party and its counsel with a redacted version of this Agreement (and any other Transaction Document) that it intends to file, and will consider in good faith any comments provided by such other party or its counsel and use reasonable efforts to ensure the confidential treatment by such Governmental Entity of those sections specified by such other party or its counsel for redaction and confidentiality.
Section 6.05    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section 6.06    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
Section 6.07    Allocation of Certain Taxes. In the case of any Tax period that includes (but does not end on) the Closing Date, all property and ad valorem Taxes and assessments on the Purchased Assets for any tax period beginning on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between Seller and Buyer, as of the close of business on the Closing Date based on the best information then available, with (i) Seller being liable for such Taxes attributable to any portion of a Straddle Period ending on to the Closing Date and such Taxes shall be allocable to the Pre-Closing Tax Period and (ii) Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of property Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Seller and Buyer. All prorations under this Section 6.07 shall be allocated so that items relating to the portion of a Straddle Period ending on the Closing Date shall be allocated to Seller based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Buyer based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated on or prior to the Closing Date, be calculated and paid as soon as practicable thereafter. Any refunds of property and ad valorem Taxes with respect to the Purchased Assets for any Straddle Period actually received will be apportioned between Buyer and Seller in a manner consistent with the allocation of Taxes as set forth in this Section 6.07.

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Section 6.08    Cooperation in Tax Related Matters. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities (including reasonable access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall reasonably cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Assumed Liabilities.
Section 6.09    Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the Tax Authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Tax Authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any Tax Authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.
Section 6.10    Tradenames and Trademarks. From and after the Closing Date, Seller and its Affiliates shall cease all use of any and all of the Trademarks included in the Purchased Assets, in any of their forms or spellings, anywhere in the world, except to the extent necessary for Seller to disclose or report to any Governmental Authority regarding the Commercial Business for any period prior to the Closing or incidental use for the disposal of any Excluded Inventory in accordance with the last sentence of Section 6.03(a).
Section 6.11    Wrong Pockets.
(a)If, for any reason after the Closing, Buyer is found to be in possession of any Excluded Asset or subject to an Excluded Liability, (i) Buyer shall return or transfer and convey (without further consideration) to Seller, and Seller shall accept or assume, as applicable, such Excluded Asset or Excluded Liability; (ii) Seller shall assume, pay or perform (without further consideration) any liabilities or obligations associated with such Excluded Assets or Excluded Liabilities; and (iii) Buyer and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability back to Seller.
(b)If, after the Closing, Buyer or Seller becomes aware that any Purchased Asset or Assumed Liability has not been transferred or delivered to, or assumed by, Buyer or its Affiliates, (i) Seller shall promptly take such steps as may be required to transfer and deliver, or cause to be transferred and delivered, such Purchased Asset or Assumed Liability to Buyer, at no additional charge to Buyer, (ii) Buyer shall accept such Purchased Asset or assume such Assumed Liability, as the case may be, and (iii) Seller and Buyer shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Purchased Asset or Assumed Liability to Buyer.

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(c)In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other party or any of its Affiliates pursuant to the terms of this Agreement or any of the other Transaction Documents, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree that, notwithstanding anything contained in this Agreement or any of the other Transaction Documents, there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any of the other Transaction Documents. If, after the Closing Date, either party hereto shall receive any invoice from a third party with respect to any accounts payable of the other party, then the party receiving such invoice shall promptly deliver such invoice to the proper party.
Section 6.12    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.13    Shared Contracts. Seller shall use reasonable best efforts following the Closing to cause each Shared Contract listed on Schedule 6.14 be appropriately amended and new Contracts entered into as soon as reasonably practicable after the Closing Date so that Buyer shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the Commercial Business and Seller or its Affiliates shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the balance of the subject matter of such Shared Contract. If any such Shared Contract cannot be so amended (and new Contracts cannot be entered into, or if either of the foregoing would impair the benefits that either Purchaser or Seller would expect to derive from such amended Shared Contract, then the parties hereto shall cooperate with each other to obtain for Buyer an arrangement to provide Buyer with the benefits and burdens of such Shared Contract in some other manner, including Seller’s entering into such lawful arrangements with Buyer to place Buyer in substantially the same economic and Liability position as if such amendments and new Contracts were entered into in accordance with the foregoing.
Section 6.14    Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Seller shall (a) retain the books and records (including personnel files) of Seller that solely relate to the Commercial Business and its operations for periods prior to the Closing; and (b) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records. Notwithstanding the foregoing, Seller shall not be required to provide the Buyer’s Representatives with access to any books or records (including personnel files) pursuant to this Section 6.14 if such access would violate any Law.
Section 6.15    Parent Obligations. In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, and as a condition precedent thereof, Parent

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hereby (a) agrees that it will cause Seller to duly and punctually perform and comply with each and all of its obligations and commitments under this Agreement and each of the other Transaction Documents, and (b) unconditionally and irrevocably guarantees the due and punctual payment and performance by Seller of each and all of its obligations under this Agreement and the other Transaction Documents, and (c) to the extent Seller fails to make any payment due under this Agreement or any other Transaction Document or perform any other obligation hereunder or thereunder, agrees that it shall promptly and directly make such payment or perform such obligation. The foregoing guarantee is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by Seller of each and all of its obligations under this Agreement and the other Transaction Documents, and is in no way conditioned upon any requirement that the Buyer first attempt to collect or secure performance of any of such obligations from Seller or resort to any other means of obtaining payment or performance of any such obligations or upon any other contingency whatsoever. The Parent waives notice of acceptance of the foregoing guaranty, presentment, demand for payment, protest, notice of nonpayment and notice of other default.
Article VII
INDEMNIFICATION
Section 7.01    Survival. All representations, warranties, covenants and agreements contained herein or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however, that (a) the Fundamental Representations shall survive the Closing and remain in full force and effect for six (6) years following the Closing Date; and (b) the representations or warranties set forth in Section 4.16 (Employee Benefit Matters) and Section 4.18 (Taxes) (the “Tax Representations”) shall survive the Closing and remain in full force and effect until the sixtieth (60th) day following the expiration of all applicable statutes of limitation (giving effect to any waiver, mitigation or extension thereof). All covenants of the parties contained herein shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) any claims for inaccuracy or breach of any representation, warranty or covenant asserted in writing in good faith in accordance with this Agreement prior to the expiration date of the survival period for such representation, warranty or covenant shall not thereafter be barred by the expiration of such survival period, and such representation, warranty or covenant shall survive until such claims have been finally resolved; and (ii) any claims for fraud, intentional misrepresentation or willful misconduct on the part of any party to this Agreement shall survive the Closing and remain in full force and effect for six (6) years following the Closing Date.
Section 7.02    Indemnification by Seller Parties. Subject to the other terms and conditions of this Article VII, Seller and Parent, jointly and severally (each a “Seller Party” and together the “Seller Parties”), shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Seller or Parent contained in this Agreement, the other Transaction Documents or in any

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certificate or instrument delivered by or on behalf of Seller or Parent pursuant to this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Parent pursuant to this Agreement, any other Transaction Document or any certificate or instrument delivered by or on behalf of Seller or Parent pursuant to this Agreement;
(c)any Excluded Asset or any Excluded Liability;
(d)any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date, including any Product shipped and invoiced by Seller or any of its Affiliates or agents, distributors or others acting on behalf of Seller or any of its Affiliates; and
(e)any fraud, intentional misrepresentation or willful misconduct by Seller or Parent or any Affiliate of Seller or Parent or any their respective Representatives relating to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.
Section 7.03    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; and
(c)any Assumed Liability.
Section 7.04    Certain Limitations and Qualifications.
(a)Except in the case of fraud, intentional misrepresentation or willful misconduct, the Seller Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) (other than with respect to Fundamental Representations, the Tax Representations and the representations contained in Section 4.12 (Inventory)) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) (including in respect of Fundamental

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Representations, the Tax Representations and the representations contained in Section 4.12 (Inventory)) exceeds $200,000 (the “Basket”), in which event the Seller Parties shall be liable for and required to pay all such Losses from the first dollar.
(b)Except in the case of fraud, intentional misrepresentation or willful misconduct, (i) the aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 7.02(a) (other than with respect to Fundamental Representations, the Tax Representations and the representations contained in Section 4.12 (Inventory)) shall not exceed ten percent (10%) of the Purchase Price, and (ii) the aggregate amount of all Losses for which the Seller Parties shall be liable pursuant to Section 7.02 (other than Section 7.02(e)) shall not exceed the full Purchase Price.
(c)Except in the case of fraud, intentional misrepresentation or willful misconduct, Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.03(a) (other than with respect to Fundamental Representations) until the aggregate amount of all Losses in respect of indemnification under Section 7.03(a) (including in respect of Fundamental Representations) exceeds the Basket, in which event Seller shall be liable for and required to pay all such Losses from the first dollar.
(d)Except in the case of fraud, intentional misrepresentation or willful misconduct, (i) the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.03(a) (other than with respect to Fundamental Representations) shall not exceed ten percent (10%) of the Purchase Price, and (ii) aggregate amount of all such Losses for which Buyer shall be liable pursuant to Section 7.03 shall not exceed the full Purchase Price.
(e)Notwithstanding the foregoing, (i) the limitations set forth in Section 7.04(a), Section 7.04(b)(i), Section 7.04(c) and Section 7.04(d)(i) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations, the Tax Representations or the representations contained in Section 4.12 (Inventory), and (ii) the limitations set forth in Section 7.04(b)(ii) shall not apply to claims for indemnification pursuant to Section 7.02(e).
(f)In determining whether an inaccuracy in or breach of any representation or warranty has occurred for purposes of Section 7.02(a) or Section 7.03(a) or the amount of Losses arising therefrom, any and all references to materiality qualifications such as “Material Adverse Effect,” “material,” “materially,” “in all material respects” or similar qualifiers contained in any such representation or warranty shall be disregarded; provided however, this sub-section (f) shall not apply to Section 4.23.
(g)Each Indemnified Party shall take, and cause its Affiliates to take, reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

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Section 7.05    Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”
(a)Third Party Claims.
(i)If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party which may give rise to a claim for indemnification pursuant to this Article VII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing (the “Third Party Claim Notice”); provided, however, that the failure to give such prompt written notice shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced thereby. In each Third Party Claim Notice, the Indemnified Party shall describe the Third Party Claim in reasonable detail, indicating the nature of the claim, the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(ii)The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim is not a criminal or quasi-criminal Action, and only seeks money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (E) there is no conflict of interest between the

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Indemnifying Party and the Indemnified Party with respect to such Third Party Claim; and (F) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
(iii)So long as the Indemnifying Party is conducting the defense of the Third Party Claim (A) the Indemnified Party may retain separate counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment or settlement (x) includes a complete, unconditional and irrevocable release of the Indemnified Party from all liability with respect thereto and all other claims arising out of the same or similar facts or circumstances, (y) does not include or involve any finding or admission of any fault, and (z) does not impose any equitable relief or other non-monetary obligations on any Indemnified Party.
(iv)If the Indemnifying Party does not timely elect to defend the Third Party Claim or if any of the conditions set forth in Section 7.05(a)(ii) above is not satisfied or becomes unsatisfied, then (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may reasonably deem appropriate; provided that the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense of such Third Party Claim, at the Indemnifying Party’s own expense, and if the Indemnifying Party participates in such defense the Indemnified Party will consult with the Indemnifying Party prior to settling or otherwise disposing of such Third Party Claim, (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (C) the Indemnifying Party will remain responsible for any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, pursuant to and in accordance with this Article VII.
(b)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party written notice thereof, provided, however, that the failure to give such written notice shall not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, indicating the nature of the claim, the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party attributable to such claim and the basis of the

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Indemnified Party’s request for indemnification under this Agreement. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to and accepted such Direct Claim and the Loss relating thereto.
Section 7.06    Payment of Indemnification Claims. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations with respect to the payment of such Loss within fifteen (15) days of such agreement or acceptance or final, non-appealable adjudication as follows:
(a)Any indemnification payments owed by the Seller Parties to any Buyer Indemnified Party pursuant to this Article VII shall be satisfied first, out of the Indemnity Escrow Account, to the extent of the funds then contained therein, and second, if and to the extent such indemnification payments are not paid in full from the Indemnity Escrow Account, the Seller Parties shall pay the remaining amount thereof by wire transfer of immediately available funds to an account designated in writing by the Buyer Indemnified Party; provided, however, that any Buyer Indemnified Party may, at its election in its sole discretion, require that any indemnification payments owed by the Seller Parties to such Buyer Indemnified Party pursuant to this Article VII that arise out of or relate to breaches of any of the Fundamental Representations be paid by Seller by wire transfer of immediately available funds to an account designated in writing by the Buyer Indemnified Party, without first seeking payment out of the Indemnity Escrow Account.
(b)Any indemnification payments owed by Buyer to a Seller Indemnified Party pursuant to this Article VII shall be paid by Buyer to the applicable Seller Indemnified Party by wire transfer of immediately available funds to an account designated by the applicable Seller Indemnified Party.
Section 7.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.08    Exclusive Remedies. Subject to Section 8.10 (Specific Performance), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, subject to Section 8.10 (Specific Performance), each party

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to this Agreement hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than rights, claims or causes of action arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein that it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek and obtain any remedy on account of fraud, intentional misrepresentation or willful misconduct on the part of a party hereto or its Affiliates or any of their respective Representatives in connection with the transactions contemplated by this Agreement.
Article VIII
MISCELLANEOUS
Section 8.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 8.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):
If to Buyer:    Mannington Mills, Inc.
75 Mannington Mills Road
Salem, New Jersey 08079
Attn: Scott Salerni, VP & General Counsel
Email: Scott.Salerni@mannington.com
with a copy (which shall
not constitute notice) to:    Duane Morris, LLP
30 S 17th Street
Philadelphia, PA 19103
Attn: Joseph A. Ciucci; Darrick M. Mix
E-mail: ciucci@duanemorris.com; dmix@duanemorris.com

    and

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If to Seller:    TDG Operations, LLC
475 Reed Road
Dalton, GA 30720-6307
Attn: Kennedy Frierson, President
Email:     kennedy.frierson@dixiegroup.com

with a copy (which shall
not constitute notice) to:    Miller & Martin, PLLC
832 Georgia Avenue, Suite 1200
Chattanooga, Tennessee 37402
Attn: John F. Henry, Esq.
Email:     john.henry@millermartin.com
Section 8.03    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.04    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.05    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in this Agreement and those in the other Transaction Documents, the statements in this Agreement will control.
Section 8.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the prior written consent of Seller or Parent, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.07    No Third Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.08    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.09    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction other than the State of Delaware.
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED AND DETERMINED IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE

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OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.09(c).
Section 8.10    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.11    Counterparts; Evidence of Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MANNINGTON MILLS, INC.

By:
Name:
Title:

TDG OPERATIONS, LLC

By:
Name: Kennedy Frierson
Title: President

THE DIXIE GROUP, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]
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APPENDIX I
Glossary of Defined Terms
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble, together with all Schedules (including the Disclosure Schedule), Exhibits and Appendices.
“Allocation Schedule” has the meaning set forth in Section 2.05(b).
“Anti-Corruption Laws” has the meaning set forth in Section 4.18(a).
“Assigned Contracts” has the meaning set forth in Section 2.01(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii)
“Basket” has the meaning set forth in Section 7.04(a).
“Benefit Plan” means each profit sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of its any employee of Seller or any spouse or dependent of such individual.
“Bill of Sale” has the meaning set forth in Section 3.02(a)(iii).
“Books and Records” has the meaning set forth in Section 2.01(j).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.
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“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 7.02.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Business” has the meaning set forth in the recitals.
“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Data Room” means the virtual data room containing written documents and information made available to Buyer and its Representatives by Parent, Seller and their Representatives relating to the Commercial Business, the Purchased Assets and the Assumed Liabilities on the Sharepoint online datasite under the name “Project LA Legal Due Diligence” and to which the parties and their Representatives had access on and prior to the Closing Date.
“Direct Claim” has the meaning set forth in Section 7.05(b).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Dollars” or “$” means the lawful currency of the United States.
“Effective Time” has the meaning set forth in Section 3.01.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Enforceability Exceptions” means applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (whether applied in a proceeding at law or in equity).
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a)
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the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged noncompliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(d).
“Excluded Inventory” has the meaning set forth in Section 2.02(b).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78m and 15 U.S.C. § 78dd-1 et seq.).
“Financial Information” has the meaning set forth in Section 4.04.
“FIRPTA Certificate” has the meaning set forth in Section 3.02(a)(viii).
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“Fundamental Representations” means those representations and warranties set forth in Section 4.01 (Organization and Qualification of Seller), Section 4.02 (Authority of Seller), Section 4.07 (Title to Purchased Assets), Section 4.10 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), and Section 5.04 (Brokers).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indemnified Party” has the meaning set forth in Section 7.06.
“Indemnifying Party” has the meaning set forth in Section 7.06.
“Insurance Policies” has the meaning set forth in Section 4.13.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) Trademarks; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-
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issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) semiconductor chips and mask works; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Assets” has the meaning set forth in Section 2.01(c).
“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iv).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“International Trade Laws” has the meaning set forth in Section 4.18(g).
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means, with respect to any fact or matter, that Daniel K. Frierson, D. Kennedy Frierson Jr., Allen L. Danzey or W. Derek Davis has actual knowledge of such fact or matter after reasonable inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of any kind, including reasonable attorneys’ fees, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Commercial Business or the value of the Purchased Assets or the Commercial Business.
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“Material Contract” has the meaning set forth in Section 4.06(a).
“Material Customers” has the meaning set forth in Section 4.11(a).
“Material Suppliers” has the meaning set forth in Section 4.11(b).
“OFAC” has the meaning set forth in Section 4.18(d).
“Ordinary Course of Business” means the ordinary and usual course of the Commercial Business as conducted by, and consistent with the past practice of, Seller, including with respect to purchasing raw materials, packaging, supplies, parts and other inventories, manufacturing work in process and finished goods, marketing and sales, customer deposit requirements, payment of accounts payable and collection of accounts receivable.
“Parent” has the meaning set forth in the preamble.
“Payoff Letter” means a written agreement from Fifth Third Bank in a form reasonably acceptable to the Buyer providing that upon payment of the Payoff Payment, Fifth Third Bank will release all of its liens on any and all of the Purchased Assets and will file termination statements under the Uniform Commercial Code terminating all such liens.
“Payoff Payment” has the meaning set forth in Section 2.05(a).
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Product” has the meaning set forth in Section 4.19(a).
“Public Official” has the meaning set forth in Section 4.18(b).
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation,
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ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Business” means the design, development, manufacture, marketing, promotion, sale, distribution or other disposition (at wholesale or retail, on a commission basis or otherwise) of commercial flooring products, including commercial luxury vinyl tile, commercial sheet vinyl, commercial carpet and commercial rubber.
“Restricted Period” has the meaning set forth in Section 6.03(a).
“Sanctions” has the meaning set forth in Section 4.18(d).
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 7.03.
“Seller Parties” has the meaning set forth in Section 7.02.
“Shared Contract” means any Contract to which any Seller or any of its Affiliates is a party that relates to both (a) the Commercial Business and (b) any business of Seller or any of its Affiliates other than the Commercial Business.
“Supplier Product” has the meaning set forth in Section 4.19(a).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, escheat, unclaimed property, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
“Tax Representations” has the meaning set forth in Section 7.01.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means any state or territory in the United States and any other country or geographic area in the world in which Seller or its Affiliates engaged in the Commercial Business prior to Closing.
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“Third Party Claim” has the meaning set forth in Section 7.06(a).
“Trademarks” means all trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing.
“Transaction Documents” means this Agreement, the Escrow Agreement, Bill of Sale, Assignment and Assumption Agreement, Assignment and Assumption of Lease, Intellectual Property Assignment, Transition Services Agreement and each and all of the other agreements, instruments and documents required to be delivered at the Closing.
“Transferred Employees” has the meaning set forth in Section 6.01(a).
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vi).
“Union” has the meaning set forth in Section 4.17(b).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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SCHEDULE 2.01(a)
Tangible Personal Property
[REDACTED]

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SCHEDULE 2.01(b)
Inventory
[REDACTED]

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SCHEDULE 2.01(c)
Intellectual Property Assets
[REDACTED]

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SCHEDULE 2.01(e)
Assigned Contracts
[REDACTED]

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SCHEDULE 2.05
Wire Instructions
[REDACTED]

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SCHEDULE 3.02(a)(xii)
Third Party Consents
[REDACTED]

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SCHEDULE 6.01
Transferred Employees
[REDACTED]

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EXHIBIT A
Escrow Agreement
[REDACTED]

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EXHIBIT B
Bill of Sale
[REDACTED]

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EXHIBIT C
Assignment and Assumption Agreement
[REDACTED]

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EXHIBIT D
Intellectual Property Assignment
[REDACTED]

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EXHIBIT E
Transition Services Agreement
[REDACTED]

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